Exhibit 99.1

Susan R. McFarland
April 4, 2013

Attachment A to Susan R. McFarland’s
Agreement and General Release

CONFIDENTIAL
UPDATED GENERAL RELEASE

This UPDATED GENERAL RELEASE (“Attachment A”), dated July 1, 2013, is made and entered into by and between Susan R. McFarland, (“you” or “McFarland”) and Fannie Mae (collectively, the “Parties”).

You understand that this Attachment A is specifically referred to in the preceding Agreement and General Release (hereinafter referred to as the “Agreement”), and you must sign this Attachment A on your Termination Date or within 5 business days thereof only if you have already executed (and have not revoked) the Agreement. This Attachment A is required to be signed (and not revoked) prior to, and as a condition to, the forgiveness by Fannie Mae of your obligation to repay the last installment of your cash signing bonus ($200,000) as set forth in Paragraph 2(a) of the Agreement. This Attachment A must be dated and returned no earlier than your Termination Date and no later than 5 business days after your Termination Date.

You further understand that, absent your entry into, and compliance with the Agreement and this Attachment A, you would not be entitled to the forgiveness by Fannie Mae of your obligation to repay the last installment of your cash signing bonus ($200,000) as set forth in Paragraph 2(a) of the Agreement. The consideration provided to you under the Agreement is given to you in exchange for your promises both in the Agreement and as updated in this Attachment A, including your release of claims, and represents consideration to which you are otherwise not entitled.

1.    Release of Claims. You unconditionally release, waive, settle and forever discharge any and all suits, actions, and claims, known and unknown (including claims for damages, attorneys fees, expenses and/or costs) that you may have against Fannie Mae, including its past and present directors, agents, conservator and employees (in their individual or representative capacities), and any past, present or successor of the Fannie Mae pension or benefit plans and its officers, directors, trustees, administrators, fiduciaries, agents or employees, (collectively, the “Released Parties”) for any actions, omissions or decisions, up to and including the date you sign this Attachment A, directly or indirectly relating to your employment or termination from Fannie Mae. However, you do not waive any rights or claims that cannot be waived under applicable law and you do not waive any rights or claims associated with the performance of the provisions of this Attachment A or that arise after you sign this Attachment A. You agree that this release includes claims that you presently do not know of or suspect to exist, even if you would not have entered into this Attachment A had you known of those claims. You also understand that this release means that you are giving up the right to sue Fannie Mae on any claim released.

Susan R. McFarland
April 4, 2013

2.    Release Includes Claims Under Federal, State, Local and Common Law.

(a)    You agree that your general release of the Released Parties in Paragraph 1 above is comprehensive and includes all claims and potential claims to the maximum extent permitted by law, and includes, but is not limited to: (i) releasable claims under any federal statute, ordinance, regulation or executive order, as amended, including, but not limited to, the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. Section 1981, the Equal Pay Act of 1963, the Lily Ledbetter Fair Pay Act of 2009, the Americans with Disabilities Act of 1990, the ADA Amendments Act of 2008, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act of 2010, all other federal whistleblower protection statutes, the Employee Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993, the Worker Adjustment and Retraining Notification Act of 1988, Executive Order 11246, the Occupational Safety and Health Act of 1970 and the National Labor Relations Act; (ii) any claims under any state or local statute, ordinance or regulation, as amended, including, but not limited to, the District of Columbia Human Rights Act, the District of Columbia Family and Medical Leave Act, the District of Columbia Accrued Sick and Safe Leave Act, the Virginia Human Rights Law, the Maryland Fair Employment Practices Act, the California Fair Employment and Housing Act, and any state or local fair employment, human rights, leave, wage payment or civil rights statutes in the jurisdictions where you are (or were) assigned to work, and (iii) any claims under common law, including, but not limited to, claims for breach of contract, wrongful discharge, tort and equitable relief.

(b)    You knowingly and voluntarily waive any rights and claims under the Federal Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act of 1990, as amended, and under the specific statutes and laws stated in Paragraph 1(a).

(c)    By signing this Attachment A, you further affirm the following: (i) That you have reported to Fannie Mae’s Offices of Ethics or Investigations any conduct or action by Fannie Mae (or its employees or agents, including you) which Fannie Mae may need to remediate, report, or investigate, or which may violate any law or any rights you may have; (ii) You have not suffered any work-related injury for which you have not already filed a claim; (iii) That you have been paid all wages that you are owed by Fannie Mae; and (iv) That you have fully complied with your reporting obligations under Fannie Mae’s Code of Conduct and Fraud Risk Management Policy (including any amended version of these policies in effect during your employment).

(d)    You agree not to make any oral or written statement concerning your employment or termination from Fannie Mae to any third party that would tend to disparage, denigrate, ridicule or otherwise impugn Fannie Mae’s reputation. The parties understand that, in the event of a conflict between this paragraph 2(d) and McFarland’s obligations under paragraph 4, below, your obligations under paragraph 4 shall prevail.

3.    No Complaints or Charges. You represent that you have not filed any complaints or charges against Fannie Mae or any of the other Released Parties with any federal, state, local court,

Susan R. McFarland
April 4, 2013

administrative agency or arbitration forum. You waive any and all rights to recover in any lawsuit, judicial action or administrative or other proceeding relating to Fannie Mae brought on your behalf by the U.S. Equal Employment Opportunity Commission, the U.S. Department of Labor, the Office of Federal Contract Compliance Programs, the District of Columbia Commission on Human Rights, the District of Columbia Office of Human Rights, or any other federal, state or local administrative or fair employment rights enforcement agency. You agree that if any administrative agency or court maintains or assumes jurisdiction of any charge or complaint against any of the Released Parties on your behalf, you will promptly request that agency or court to withdraw from the matter. By entering into this Attachment A, you further withdraw any pending complaints and charges initiated by or relating to you in Fannie Mae’s Office of Investigations.

4.    Cooperation. You agree that you will fully cooperate with any investigation conducted by Fannie Mae, by its auditor, by the Federal Housing Finance Agency, or by any federal, state or local government authority relating to Fannie Mae. Nothing contained in this Attachment A precludes you from communicating or cooperating with any federal, state or local governmental authority or from taking any action required by law. Fannie Mae agrees that it will not construe any assertion of privilege applicable to you individually as failure to cooperate. You understand that Fannie Mae’s privileges may only be asserted or waived by Fannie Mae.

5.    Confidentiality. In addition to your ethical obligations to preserve as confidential any information that is preserved by the attorney work-product privilege or attorney-client privilege (which, to the extent it pertains to Fannie Mae, you may not waive), you and your heirs, assigns and attorneys agree to keep confidential and not to disclose any of the terms, conditions, or any other details of this Attachment A or any Confidential Information (as described in Fannie Mae’s Confidential Information Policy) relating to your employment at Fannie Mae to any person or entity. However, you may make disclosure relating to this Attachment A to the following individuals, provided that they also agree to keep the terms and conditions of this Attachment A confidential: (i) to your attorney or other representative consulted by you to understand the interpretation, application or legal effect of this Attachment A; (ii) to your family; or (iii) to the extent that such disclosure is required by law. You shall instruct those to whom you provide information about this Attachment A pursuant to subparts (i)-(iii) of this paragraph that they are obligated to keep it confidential, except as required by law. In the event that you receive a request for disclosure of Confidential Information other than as set forth in subparts (i)-(iii), above, you shall promptly notify Fannie Mae and shall cooperate fully with Fannie Mae in responding or objecting to such request. As set forth in Paragraph 4 of this Attachment A, this undertaking does not preclude you from fully cooperating with any action or investigation brought by a governmental authority.

6.    Continuing Obligations under the Code. You acknowledge that you remain bound to the terms and conditions of the Code of Conduct, the Confidential Information Policy and the Intellectual Property Policy (collectively, the “Code”) applicable to all current and former Fannie Mae employees. You also acknowledge your continuing obligations under the Code and applicable federal and state laws which prohibit you from disclosing Confidential Information to third parties, removing Confidential Information from Fannie Mae’s premises (including by electronic forwarding

Susan R. McFarland
April 4, 2013

outside of Fannie Mae’s networks) or copying or duplicating Fannie Mae’s Confidential Information.

7.    Non-Competition/No Rehire. You agree that, for a period of twelve (12) months immediately following the Termination Date, you will not solicit or accept employment or act in any way, directly or indirectly, to solicit or obtain employment or work for Freddie Mac, whether such employment is to be as a Freddie Mac employee, consultant, or advisor. You also agree that you will not seek to do business (or do business) with Fannie Mae, either directly as an employee of Fannie Mae, or indirectly as a contractor, consultant or vendor working solely on Fannie Mae matters. You acknowledge that these restrictions (and the restrictions in your surviving other agreements, see Paragraph 11(e)) are necessary to protect Fannie Mae’s legitimate business interests, including retaining its personnel and preserving confidentiality of proprietary information that you have acquired in the course of your employment with Fannie Mae, and that these restrictions do not improperly restrict your right or ability to earn a living. You understand and agree that, among other things, Fannie Mae will require the re-payment of the last installment of your cash signing bonus if you violate, or attempt to violate, any of the above restrictions.

8.    Time to Consider and Consult With an Attorney. You confirm that you have been given more than twenty-one (21) calendar days to consider this Attachment A, which time is sufficient and satisfies any notification requirements that may exist. In the Agreement, you were strongly advised to consult with an attorney before executing the Agreement and this Attachment A and by signing this Attachment A you confirm that you have had a fair and full opportunity to do so. You further understand that Fannie Mae is not responsible for any expenses you may incur in consulting an attorney.

9.    Revocation. You may revoke your acceptance of this Attachment A within seven (7) calendar days after you sign it. Revocation is effective only by providing written notice to Judith C. Dunn, Fannie Mae’s Senior Vice President and Principal Deputy General Counsel, at 3900 Wisconsin Avenue, NW, Washington, DC 20016, or by email to judith_dunn@fanniemae.com. A mailed revocation notice must be post-marked no later than the seventh (7th) day after the date you signed this Attachment A. If you timely revoke your execution of this Attachment A, Attachment A will be null and void, and you will be obligated to repay the last installment of your cash signing bonus Your revocation of this Attachment A does not affect the validity of the Agreement and you will continue to be bound by your obligations under that Agreement.

10.    FHFA Approval. The waiver of your obligation to repay the last installment of your cash signing bonus has been approved by the FHFA.

11.     Miscellaneous. The following provisions also apply:

(a)    Any controversy, dispute or claim arising out of or relating to this Attachment A, breach thereof, or any of the circumstances relating to any matter not released pursuant to Paragraphs 1 and 2, above, shall first be addressed through good faith negotiation. If the dispute

Susan R. McFarland
April 4, 2013

cannot be settled through negotiation, the Parties agree to mutually binding arbitration administered by JAMS, or its successor, pursuant to its Employment Arbitration Rules & Procedures and subject to JAMS’ Policy on Employment Arbitration Minimum Standards of Procedural Fairness. Judgment on the Award may be entered in any court having jurisdiction.

(b)     The laws of the District of Columbia shall govern this Attachment A. Should any provision of this Attachment A be declared or be determined to be illegal or invalid, that provision will be deemed modified to the extent necessary to be valid and enforceable. Should such modification not be possible, any illegal or invalid part, term or provision will be deemed not to be a part of this Attachment A and the validity of the remaining parts, terms and provisions will not be affected.

 (c)    Except as provided otherwise in sub-paragraph (e) below regarding other written agreements between the Parties, this Attachment A supersedes any prior written or oral employment agreement between you and Fannie Mae, and any such agreement is terminated effective upon execution of this Attachment A. You and Fannie Mae understand and agree that the terms and conditions of this Attachment A constitute your full and complete understandings, agreements and promises to each other, and that there are no oral or written understandings, agreements, promises or inducements made or offered with respect to the subject matter covered in this Attachment A other than those set forth in writing in the Agreement and this Attachment A, and this Attachment A merges and supersedes any and all prior agreements, understandings and representations on the subject matter covered herein.

(d)    No modification of this Attachment A shall be valid unless in writing and signed by each of the Parties.

(e) The terms of the following types of prior written agreement(s) between the Parties (if any) shall remain in effect following the execution of this Attachment A: The Agreement and General Release to which this Attachment A is specifically made a part (herein referred to as the “Agreement”); The March 29, 2012, Letter setting forth the terms of the 2012 Executive Compensation Program (and as it is revised for 2013); any Indemnification Agreement, any Agreement on Ideas, Inventions and Confidential Information, and any Director and Officer Insurance applicable to you and in effect during your employment. In the event of a conflict between the terms of this Attachment A and the terms of any other surviving written agreement between the parties, this Attachment A shall prevail. The existing terms of the “Repayment Provisions that apply to SEC officers” shall continue to apply. There are no oral agreements between the Parties that will remain in effect after execution of this Attachment A.

(f)    By entering into this Attachment A, the Company is not admitting to have violated any of your rights, or to have violated any of the duties or obligations owed to you, or to have engaged in any conduct in violation of the common law or the above-referenced statutes, ordinances, executive orders or regulations. You agree that except as necessary to enforce this Attachment A, or as otherwise required by law, neither this Attachment A nor the Agreement, nor any of their terms

Susan R. McFarland
April 4, 2013

shall be offered as evidence in any action or proceeding or utilized in any other matter whatsoever as an admission or concession of liability or wrongdoing of any nature by the Company.

(g)    This Attachment A will be binding on you and Fannie Mae and upon your respective heirs, representatives, executors, trustees, directors, employees, successors and assigns, and will run to the benefit of you, Fannie Mae and each of the Released Parties and the Parties’ respective heirs, administrators, representatives, executors, trustees, directors, employees, successors and assigns.

15.    Execution. You acknowledge and agree that your decision to enter into this Attachment A is wholly knowing, voluntary and absent any pressure or undue influence by Fannie Mae. You further acknowledge that you have carefully read and fully understand all of the provisions of this Attachment A and the Agreement, that you have had an opportunity to review them with your attorney, and that you intend to be legally bound by this Attachment A.

PLEASE READ CAREFULLY. THIS ATTACHMENT A (UPDATED GENERAL RELEASE) CONTAINS A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

FANNIE MAE:

By: /s/ Brian P. McQuaid                Date: 7-3-2013
Brian P. McQuaid
Senior Vice President and
Chief Human Resources Officer

SUSAN R. McFARLAND

/s/ Susan R. McFarland                Date: 7/1/13